UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 28, 2007

BPO MANAGEMENT SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28560	22-2356861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1290 N. Hancock Street, Anaheim, California 92807
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (714) 974-2670

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS
ITEM 1.01  Entry into a Material Definitive Agreement.

Through amendments to each of our Series J Warrants to Purchase Shares of Preferred Stock (“Series J Warrants”) issued to the seven institutional investors who purchased shares of our Series D Convertible Preferred Stock on June 13, 2007 (which Series J Warrants were issued in connection with such share purchases), we voluntarily reduced the per-share warrant exercise price payable upon exercise by any such investor of its Series J Warrant from $14.40 to $9.60, effective only for exercises thereof during the period between September 28, 2007 and October 10, 2007 (the “Reduced Warrant Price Period”).  This reduced warrant exercise price only applies for up to seventy-five percent (75%) of the Series J Warrants then held by each such institutional investor and the original exercise price of $14.40 per share will automatically re-apply to any Series J Warrants not exercised at the reduced price during the Reduced Warrant Price Period.  These amendments were made because we determined that, in lieu of procuring mezzanine financing from otherwise unaffiliated third parties (as originally contemplated by these institutional investors and us as of June 13, 2007, the date on which we closed our Series D Convertible Preferred Stock private placement with such institutional investors) in order to finance our potential acquisition of a private entity providing data center outsourcing services to clients located throughout the United States for more than 10 years, we would provide an enhanced opportunity to obtain such financing from these seven institutional investors.  Since we believe that we will be able to obtain the funds we need to complete this potential acquisition (if we determine to proceed with such acquisition) from the exercise of these Series J Warrants, we have agreed that we will not procure such mezzanine financing or any other financing which is not permitted by the terms of the Series D Convertible Preferred Stock Purchase Agreement dated as of June 13, 2007, entered into by these institutional investors and us.

We also amended each of our Series C Warrants to Purchase Shares of Common Stock (“Series C Warrants”) and Series D Warrants to Purchase Shares of Common Stock (“Series D Warrants”), all of which were also issued in connection with such purchases of our Series D Convertible Preferred Stock on June 13, 2007 to these seven institutional investors, to provide that, in the event that such institutional investor exercises any portion of the Series J Warrants during the Reduced Warrant Price Period, the per-share warrant exercise price payable upon exercise of its Series C Warrant is to be reduced from $1.35 to $0.01 and the per-share warrant exercise price payable upon exercise of its Series D Warrant is to be reduced from $1.87 to $1.10 for the same percentage of such investor’s Series C Warrants and Series D Warrants as the percentage as the percentage of Series J Warrants then exercised by such investor during the Reduced Warrant Price Period.  For example, if an institutional investor exercises one-quarter (1/4) of  its Series J Warrants during the Reduced Warrant Price Period, the per-share exercise price for its Series C Warrants and Series D Warrant will be so reduced for one-quarter (1/4) of its Series C Warrants and Series D Warrants.  Any applicable reduced warrant exercise price for the Series C Warrants and Series D Warrants will apply for the remainder of their respective terms.

Each of the Series J Warrants, Series C Warrants, and Series D Warrants provides that such warrants may only be amended by written instruments signed by us and the holders of warrants exercisable for a majority of the shares of our stock underlying all of the then-outstanding Series J Warrants, Series C Warrants, and Series D Warrants, respectively.  We have received the requisite approval for such amendments.  The institutional investors have also been asked to confirm that these reductions to the warrant exercise prices of the Series J Warrants, Series C Warrants, and Series D Warrants do not trigger the anti-dilution protection set forth in such warrants or in any of the Series A Warrants or Series B Warrants issued to them in connection with their purchases of our Series D Convertible Preferred Stock on June 13, 2007.

As of the date of this Current Report, five institutional investors have exercised certain of their Series J Warrants at the reduced exercise price and acquired an aggregate of approximately 583,334 shares of our Series D-2 Convertible Preferred Stock for an aggregate of approximately $5.6 million.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS
Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description of Exhibit

10.46*	Form of Amendment to Series J Warrant to Purchase Shares of Preferred Stock of BPO Management Services, Inc.
10.47*	Form of Amendment to Series C Warrant to Purchase Shares of Common Stock of BPO Management Services, Inc.
10.48*	Form of Amendment to Series D Warrant to Purchase Shares of Common Stock of BPO Management Services, Inc.
99.1*	Press release, dated October 4, 2007

_______________
* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2007	BPO MANAGEMENT SERVICES, INC.

	By:	/s/ James Cortens
James Cortens
President

Exhibit Index

Exhibit	Description of Exhibit

10.46	Form of Amendment to Series J Warrant to Purchase Shares of Preferred Stock of BPO Management Services, Inc.
10.47	Form of Amendment to Series C Warrant to Purchase Shares of Common Stock of BPO Management Services, Inc.
10.48	Form of Amendment to Series D Warrant to Purchase Shares of Common Stock of BPO Management Services, Inc.
99.1	Press release, dated October 4, 2007

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